Exhibit 10.1

Lending Club Corporation
2016 CASH RETENTION BONUS PLAN

1.	PURPOSE
This Lending Club Corporation 2016 Cash Retention Bonus Plan (the “Plan”) has been established by Lending Club Corporation, a Delaware corporation (the “Company”), to provide for the payment of bonuses (each, a “Cash Retention Bonus”) to its Participants (as defined below).

2.	ELIGIBILITY
Participation in the Plan shall be limited to employees of the Company who receive a retention bonus agreement (a “Cash Retention Bonus Agreement”) based on the form attached hereto as Exhibit A, or such other form as may be approved by the Administrator (as defined below) confirming their participation in the Plan and identifying their Cash Retention Bonus opportunity thereunder (each such employee, a “Participant”).     The Participants in the Plan will be selected by the Administrator.

3.	CASH RETENTION BONUSES
(a)Cash Retention Bonus Opportunities. Subject to the provisions of the Plan set forth herein, a Participant shall be eligible to earn a Cash Retention Bonus on the terms and in the amounts specified in his or her Cash Retention Bonus Agreement. A Cash Retention Bonus may be subject to continued services and any other vesting requirements set forth in an applicable Cash Retention Bonus Agreement.
(b)Cash Retention Bonus Amounts. A Participant’s Cash Retention Bonus Agreement shall specify the aggregate amount of the Cash Retention Bonus that such Participant is eligible to receive under the Plan, the degree to which such Cash Retention Bonus includes any vesting requirements and the time of payment. The value of Cash Retention Bonuses payable to Participants under the Plan shall be determined by the Administrator.

4.	ADMINISTRATION
The Plan shall be administered in good faith by the Compensation Committee of Company’s Board of Directors (the “Board”) (the “Administrator”). The Administrator shall have full power to interpret and administer this Plan and the Cash Retention Bonus Agreements. Without limiting the generality of the foregoing, the Administrator shall have full discretion to interpret, clarify, construe or resolve any ambiguity in any provision of this Plan or any Cash Retention Bonus Agreement, accelerate or waive vesting of Cash Retention Bonuses, determine the treatment of any Cash Retention Bonuses during any leave of absence or other break in service and/or waive any terms or conditions applicable to any Cash Retention Bonuses, subject to the limitations set forth in Section 5(a). The Administrator shall have full and exclusive discretionary power to adopt any rules, forms, instruments and guidelines for administering this Plan as the Administrator deems necessary or proper, subject to the limitations set forth in Section 5(a). The determinations and interpretations of the Administrator under this Plan, and any Cash Retention Bonuses and Cash Retention Bonus Agreements, need not be uniform and may be made selectively by the Board among Participants (whether or not similarly situated). Subject to Section 5(a), all actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon all Participants, the Company and all other interested parties. The Administrator may delegate to one or more of its members, one or more officers of the Company and one or more agents or advisors such administrative duties or powers as it may deem advisable. No member of the Administrator and no officer or employee of the Company will be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such individual’s fraud or willful misconduct.

5.	MISCELLANEOUS
(a)Term; Amendment and Termination. The Plan shall be effective as of May 25, 2016 and shall continue in effect until terminated by the Administrator. Subject to the terms of the Plan, the Company may, in its sole discretion, amend, alter, suspend, discontinue or terminate this Plan or any portion thereof or any Cash Retention Bonus (or Cash Retention Bonus Agreement) hereunder at any time; provided, that no action taken by the Company shall materially and adversely affect the rights granted to any Participant under any outstanding Cash Retention Bonus (except as otherwise set forth in the Cash Retention Bonus Agreement or as the Company deems necessary to comply with applicable law) without the Participant’s written consent.
(b)Successors and Assigns. The Plan shall be binding upon the Company and its successors and assigns. All obligations of the Company under the Plan with respect to Cash Retention Bonuses granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.
(c)Governing Law; Severability. The Plan and the Cash Retention Bonus Agreements shall be construed and enforced in accordance with the laws of the State of California (without reference to its conflicts-of-law provisions). If any provision of the Plan, any Cash Retention Bonus Agreement or any Cash Retention Bonus is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Cash Retention Bonus, or would disqualify the Plan, any Cash Retention Bonus Agreement or any Cash Retention Bonus under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Company, materially altering the intent of the Plan, the Cash Retention Bonus Agreement or the Cash Retention Bonus, such provision shall be stricken as to such jurisdiction, person or Cash Retention Bonus, and the remainder of the Plan and any such Cash Retention Bonus Agreements or Cash Retention Bonus shall remain in full force and effect.
(d)Tax Withholding. The Company may withhold from any amounts payable under the Plan such U.S. federal, state and local, and any non-U.S., taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)Other Benefits. No payments under the Plan shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to a Participant under any other plan, program or agreement of the Company. For the avoidance of doubt, payments under the Plan shall not be considered as part of a Participant’s contractual salary or compensation for purposes of any calculation, including calculation of any severance, resignation, redundancy or other end-of-service payments, paid time off, commissions or other payments or benefits or rights of any kind. Any payment under the Plan shall be considered unique in nature and shall not create any rights to payments in future years.
(f)No Right to Continued Service. Nothing in the Plan or in any Cash Retention Bonus Agreement granted under the Plan shall confer upon a Participant any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company, which rights are hereby expressly reserved by each, to terminate the employment of such Participant at any time and for any reason, with or without Cause. No Participant or other person shall have any claim to be granted any Cash Retention Bonus, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Cash Retention Bonuses.
(g)Unsecured General Creditor. Notwithstanding any other provision of this Plan, the Participants and any eligible beneficiary or estate, shall have only an unsecured, contractual right, and such right shall not be deemed superior to the right of any other creditor. Any reserves that may be established by the Company in connection with Cash Retention Bonuses to be granted under this Plan shall be established in the Company’s sole discretion and shall continue to be treated as the general assets of the Company.
(h)Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish (i) one (1) or more rabbi trusts, with such trustees as the Board may approve, for purposes of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all the Company’s general creditors in the case of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid by the trust, such benefits shall remain an obligation of the Company.

6.	PARACHUTE PAYMENTS
In the event that the Cash Retention Bonuses and any other benefits provided for in this Plan or Cash Retention Bonus Agreement or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this subparagraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s Cash Retention Bonus will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Participant and the Company otherwise agree in writing, any determination required under this subparagraph will be made in writing by the Company’s public accountants immediately prior to any change of control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Participant for all purposes. For purposes of making the calculations required by this subparagraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant will be required to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subparagraph.

7.	SECTION 409A
(a)Interpretation. The Company intends that that all payments and benefits under this Plan will either comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.
(b)Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or relating to any such payments or benefits, references to a “termination,” “termination of employment,” and like terms shall mean “separation from service.”
(c)Installment Payments. If an amount is paid in two or more installments, then for purposes of Section 409A, each installment shall be treated as a separate payment.

8.	DEFINITIONS
For purposes of the Plan and the Cash Retention Bonus Agreements, the terms below shall be as defined below.
“Cause” means any of the following:

(a)	a Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy;

(b)	a Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;

(c)
the unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

(d)	a Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company.

The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement or Cash Retention Bonus Agreement with any Participant, provided that such document supersedes the definition provided in this Plan.
“Change in Control” means the occurrence of any of the following events:

(a)
any “person” (as such term is used in Sections 13(d) and 14(d) of the United States Secuities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;

(b)	the consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets;

(c)
the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

(d)
any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company); or

(e)
a change in the effective control of the Company that occurs on the date that a majority of members of the Company’s Board is replaced during any twelve (12) month period by members of the Company’s Board whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A) would become payable under the Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

“Good Reason” means, with respect to any Participant, the occurrence of any of the following acts by the Company:

(a)	a material reduction of such Participant’s base salary;

(b)	an involuntary relocation of the geographic location of such Participant’s principal place of employment (or for consultants or advisors, service) by more than 35 miles; or

(c)	a material diminution of the Participant’s authority, duties, or responsibilities.
In each case, if such Participant desires to terminate his or her employment or service with the Company or an employing subsidiary for Good Reason, he or she must first give written notice within 30 days of the initial existence of the facts and circumstances providing the basis for Good Reason to the Company or such subsidiary, and allow the Company or such subsidiary 30 days from the date of such notice to rectify the situation giving rise to Good Reason, and in the absence of any such rectification, such Participant must terminate his or her employment or service for such Good Reason within 60 days after delivery of such written notice.

Notwithstanding the foregoing, the foregoing definition of “Good Reason” may, in part or in whole, be modified or replaced in each individual employment agreement or Cash Retention Bonus Agreement with any Participant, provided that such document supersedes the definition provided in this Plan.